Designated Filer:	Monarch Alternative Capital LP
Issuer & Ticker Symbol:	WCI Communities, Inc. [WCIC]
Date of Event Requiring Statement:	April 21, 2015

Explanation of Responses:
(1)	Price of $22.75 does not reflect underwriter discount or fees.
(2)
This Form 4 is being filed on behalf of Monarch Debt Recovery Master Fund Ltd, a Cayman Islands corporation ("MDRF"), Monarch Alternative Capital LP, a Delaware limited partnership ("MAC"), MDRA GP LP, a Delaware limited partnership ("MDRA GP") and Monarch GP LLC, a Delaware limited liability company (“Monarch GP”) (collectively, the "Reporting Persons"). MAC serves as the investment advisor to the Funds (as defined below), MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP  may be deemed to indirectly beneficially own shares held directly by the Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein. MDRF disclaims all beneficial ownership of all shares reported herein except those reported as held directly by it and 56,805 shares reported herein as held directly by MMF (defined below).

(3)	Common Stock held directly by MDRF following its sale of Common Stock in WCIC’s underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option).
(4)
Common Stock held directly by Monarch Cayman Fund Limited, a Cayman Islands corporation (“MCF”), following its sale of Common Stock in WCIC’s underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option).

(5)
Common Stock held directly by Monarch Income Master Fund Ltd, a Cayman Islands corporation (“MIMF”), following its sale of Common Stock in WCIC’s underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option).

(6)
Common Stock held directly by Monarch Master Funding Ltd, a Cayman Islands corporation (“MMF”), following its sale of Common Stock in WCIC’s underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option).  421,692 of the shares sold by MMF were sold for the account of MDRF.

(7)
Common Stock held directly by P Monarch Recovery Ltd., a British Virgin Islands corporation (“P Monarch”), following its sale of Common Stock in WCIC’s underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option).

(8)	Common Stock held directly by Monarch Opportunities Master Fund Ltd, a Cayman Islands corporation (“MOMF”).
(9)	Common Stock held directly by Monarch Capital Master Partners LP, a Cayman Islands limited partnership (“MCMP”).
(10)	Common Stock held directly by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands corporation (“MASMF”).
(11)	Common Stock held directly by Monarch Capital Master Partners II LP, a Cayman Islands limited partnership (“MCMP II”).
(12)	Common Stock held directly by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCPH”, and together with MDRF, MCF, MIMF, MMF, P Monarch, MOMF, MCMP, MASMF and MCMP II, the “Funds”).